Exhibit 99.1

Pernix Therapeutics Reports Second Quarter 2017
Financial Results and Provides Business Update

Recently Completed Refinancing Transactions to Provide Company with up to $45 Million in Aggregate New Capital to Grow Company's Business

MORRISTOWN, NJ - July 27, 2017 - Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX) ("Pernix" or the "Company"), a specialty pharmaceutical company, today announced financial results for the three and six months ended June 30, 2017.

Second Quarter 2017 Financial Highlights:
  Second quarter 2017 net revenues were $34.3 million, a 15% increase sequentially from the $29.7 million recorded in the first quarter of 2017, and a 7% decrease from the $36.7 million in the second quarter of 2016
  Second quarter 2017 selling, general and administrative expense decreased by 25% to $19.0 million, as compared to the second quarter of 2016
  Net loss for the second quarter of 2017 was $21.6 million, as compared to a net loss of $31.1 million for the three months ended June 30, 2016
  Second quarter 2017 adjusted EBITDA improved to approximately $5.7 million from negative $1.4 million in the prior year period

Business Update
  Completed a series of refinancing transactions intended to improve liquidity, extend debt maturities and enable the Company to create value for stakeholders. Transactions included:
    A new $40 million asset-based revolving credit facility to refinance the Wells Fargo credit facility that was scheduled to mature on July 31, 2017
    A $45 million delayed draw term loan, including immediate access to $30 million and an additional $15 million available for certain acquisition purposes
    An exchange of approximately $52 million of 4.25% convertible senior notes owned by certain institutional investors for approximately $36 million of new exchangeable notes and approximately 1.1 million shares of the Company's common stock
  After giving effect to the transactions closed on July 21, 2017, Pernix had approximately $63 million of total liquidity, including $42 million of cash and cash equivalents and $21 million available to draw under the new asset-based revolving credit facility
  Pernix and GSK agreed to an amended settlement agreement under which Pernix will pay approximately $6.7 million to GSK, which is a reduction of up to approximately $14.5 million from the initial settlement agreement
  Treximet TRx flat in the second quarter of 2017 as compared to the first quarter and down 7% year-over-year
  Silenor TRx up 1% in the second quarter of 2017 as compared to the first quarter and down 4% year-over-year

  Zohydro ER TRx down 3% in the second quarter of 2017 as compared to the first quarter and down 7% year-over-year; growth rate was impacted by the previously announced 20mg backorder

"We are pleased to have now closed the recently announced transformative transactions that have fortified our balance sheet, enabling us to focus on growing our business from this point forward," said John Sedor, Chairman and Chief Executive Officer of Pernix Therapeutics. "Additionally, the agreement reached with GSK helps to deleverage the Company and provides us with additional financial flexibility moving forward. We view these transactions as the successful culmination of our previously announced strategic review. With the strategic review now complete, Pernix is solely focused on furthering the progress achieved over the last year. Most importantly, we now have access to capital to help us expand and diversify our product portfolio, drive net sales, improve profitability and maximize cash flow. We intend to pursue an aggressive, yet disciplined business development strategy with the goal of transforming our business over the next two years."

Financial Results

Three-Months Ended June 30, 2017 vs. June 30, 2016

For the second quarter of 2017, net revenues were $34.3 million, a 7% decrease from the $36.7 million in the second quarter of 2016 and a 15% increase sequentially from the $29.7 million recorded in the first quarter of 2017. A summary of net revenues is outlined below (US dollars in millions):

	Three Months Ended
	June 30,		Increase
	2017	2016	(Decrease)	Percent
Net revenues:
Treximet	$16.8	$17.8	$(1.0)	-6%
Zohydro ER	6.5	5.9	0.6	10%
Silenor	5.2	4.2	1.0	24%
Other products	5.8	8.7	(2.9)	-33%
Net product revenues	34.3	36.6	(2.3)	-6%
Co-promotion and other revenue	0.0	0.1	(0.1)	-100%
Total net revenues	$34.3	$36.7	$(2.4)	-7%

Treximet revenues decreased by $1.0 million, or 6%, during the three months ended June 30, 2017, compared to the three months ended June 30, 2016, due primarily to a decrease in sales volume.

Zohydro ER revenues increased by $0.6 million, or 10%, during the three months ended June 30, 2017, compared to the three months ended June 30, 2016. The increase was due to an increase in sales volume, which was partially offset by lower net price.

Silenor revenues increased by $1.0 million, or 24%, during the three months ended June 30, 2017, compared to the three months ended June 30, 2016. The increase was due primarily to an increase in sales volume, which was partially offset by lower net price.

Other net product revenues decreased by $2.9 million, or 33%, during the three months ended June 30, 2017, compared to the three months ended June 30, 2016. The decrease was due primarily to lower sales in the Company's generic products portfolio and Pernix's decision to cease sales of certain less profitable products.

Cost of product sales decreased by $1.7 million, or 14%, during the three months ended June 30, 2017, compared to the three months ended June 30, 2016. The decrease in cost of product sales was due primarily to a reduction in inventory obsolescence costs of $1.0 million, as well as a reduction in product costs due to product mix.

Selling, general and administrative expense decreased by $6.5 million, or 25%, during the three months ended June 30, 2017, compared to the three months ended June 30, 2016. The decrease was driven primarily by lower selling and marketing expenses as a result of the restructuring of the Company's sales force and operations, which was implemented in the third quarter of 2016, as well as reduced legal costs.

Research and development expense decreased by $2.4 million during the three months ended June 30, 2017, compared to the three months ended June 30, 2016. The decrease was related to lower spending on Treximet and Zohydro research projects.

Six-Months Ended June 30, 2017 vs. June 30, 2016

For the six months ended June 30, 2017, net revenues were $64.1 million compared to $69.2 million for the six months ended June 30, 2016, a decrease of 7%. A summary of net revenues is outlined below (US dollars in millions):

	Six Months Ended
	June 30,		Increase
	2017	2016	(Decrease)	Percent
Net revenues:
Treximet	$30.6	$34.1	$(3.5)	-10%
Zohydro ER	11.7	11.4	0.3	3%
Silenor	8.7	7.8	0.9	12%
Other products	13.0	15.7	(2.7)	-17%
Net product revenue	64.0	69.0	(5.0)	-7%
Co-promotion and other revenue	0.1	0.2	(0.1)	-50%
Total net revenues	$64.1	$69.2	$(5.1)	-7%

Treximet revenues decreased by $3.5 million, or 10%, during the six months ended June 30, 2017, compared to the six months ended June 30, 2016, due primarily to lower sales volume and net price.

Zohydro ER revenues increased by $0.3 million or 3% during the six months ended June 30, 2017 compared to the six months ended June 30, 2016. The increase was due to an increase in sales volume, which was partially offset by lower net price.

Silenor revenues increased by $0.9 million, or 12%, during the six months ended June 30, 2017, compared to the six months ended June 30, 2016. The increase was due to an increase in sales volume, which was partially offset by lower net price.

Other net product revenues decreased by $2.7 million, or 17%, during the six months ended June 30, 2017, compared to the six months ended June 30, 2016. The decrease was due primarily to lower sales in the Company's generic products portfolio and Pernix's decision to cease sales of certain less profitable products.

Cost of product sales decreased by $2.9 million, or 12%, during the six months ended June 30, 2017, compared to the six months ended June 30, 2016. The decrease in cost of product sales was due primarily to a reduction in inventory obsolescence costs of $1.8 million, as well as a reduction in product costs due to product mix.

Selling, general and administrative expense decreased by $12.1 million, or 24%, during the six months ended June 30, 2017, compared to the six months ended June 30, 2016. The decrease was driven primarily by lower selling and marketing expenses as a result of the restructuring of the Company's sales force and operations, which was implemented in the third quarter of 2016, as well as reduced legal costs.

Research and development expense decreased by $2.8 million during the six months ended June 30, 2017, compared to the six months ended June 30, 2016. The decrease was related to lower spending on Treximet and Zohydro research projects.

Net loss was $51.1 million for the six months ended June 30, 2017, compared to $57.1 million in the same period last year.

Adjusted EBITDA was $5.4 million for the six months ended June 30, 2017, compared to adjusted EBITDA of negative $5.9 million for the six months ended June 30, 2016, or an improvement of $11.3 million.

Liquidity

As of June 30, 2017, the Company had cash and cash equivalents of approximately $14.3 million, compared to $36.4 million at December 31, 2016.

Subsequent to the end of the second quarter of 2017, Pernix closed a series of transactions on July 21, 2017. After giving effect to these transactions, the Company had approximately $63 million of total liquidity, including $42 million of cash and cash equivalents and $21 million available to draw under the new asset-based revolving credit facility.

In addition, separately, on July 20, 2017, in order to help further improve its liquidity position, Pernix and GSK agreed to an amended settlement agreement under which Pernix will pay approximately $6.7 million to GSK, which is a reduction of up to approximately $14.5 million from the initial settlement agreement.

Conference Call

As previously announced, Pernix will hold a conference call to discuss results for the second quarter:

• Date: • Time: • Toll free (U.S.): • International: • Conference ID: • Webcast:	July 27, 2017 4:30 PM ET 866-791-6248 719-325-4745 8899590 http://public.viavid.com/index.php?id=125503

The webcast of the call will be archived for 30 days via the Investors section of the Company's website.

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market.  The Company is currently focused on the therapeutic areas of Neurology and Pain, and has an interest in expanding into additional specialty segments.  The Company promotes its branded products to physicians through its internal sales force and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceutical, Inc.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

Treximet® and Silenor® are registered trademarks of Pernix Therapeutics Holdings, Inc.
Zohydro® ER is a registered trademark of Pernix Therapeutics Holdings, Inc.
BeadTek™ is a trademark used by Pernix under license.

Non-GAAP Financial Measures

To supplement our financial results determined by GAAP, we have also disclosed in this Press Release and the table below the following non-GAAP information: adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).

Adjusted EBITDA is a non-GAAP financial measure that excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. This non-GAAP financial measure excludes from net loss interest expense, depreciation and amortization, income tax expense, deal costs, stock-based compensation expense, severance expenses, litigation settlement expenses, change in fair value of contingent consideration and derivative liabilities, foreign currency transactions and restructuring costs. In addition, from time to time in the future there may be other items that we may exclude for the purposes of our use of adjusted EBITDA; likewise, we may in the future cease to exclude items that we have historically excluded for the purpose of adjusted EBITDA.

We believe that adjusted EBITDA provides meaningful supplemental information regarding our operating results because it excludes or adjusts amounts that management and the board of directors do not consider part of core operating results or that are non-recurring when assessing the performance of the organization. We believe that inclusion of adjusted EBITDA provides consistency and comparability with past reports of financial results and provides consistency in calculations by outside analysts reviewing our results. Accordingly, we believe that adjusted EBITDA is useful to investors in allowing for greater transparency of supplemental information used by management.

We believe that this non-GAAP financial measure is helpful in understanding our past financial performance and potential future results, but there are limitations associated with the use of this non-GAAP financial measure. This non-GAAP financial measure is not prepared in accordance with GAAP, does not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Adjustment items that are excluded from our non-GAAP financial measures can have a material impact on net earnings. As a result, this non-GAAP financial measure has limitations and should not be considered in isolation from, or as a substitute for, net loss, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using these non- GAAP financial measures as a supplement to GAAP financial measures and by reconciling the non-GAAP financial measure to its most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of the non-GAAP financial measure to its most comparable GAAP financial measure that is included below in this Press Release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" or similar expressions are forward-looking statements. These statements reflect the Company's current views, expectations and beliefs concerning future events. In addition, any financial projections and other estimates contained herein are forward-looking statements with respect to the anticipated performance of the Company. Such financial projections and estimates are as to future events and are not to be viewed as facts, and reflect various assumptions of management of the Company and are subject to significant business, financial, economic, operating, competitive and other risks and uncertainties and contingencies (many of which are difficult to predict and beyond the control of the Company) that could cause actual results to differ materially from the statements included herein. The inclusion of forward-looking statements should not be regarded as a representation by Pernix that any of its plans will be achieved. Investors should note that many factors, including the risks and uncertainties inherent in Pernix's business, as more fully described in Pernix's filings with the SEC (including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent filings with the SEC), could affect the Company's future financial results and could cause actual results to differ materially from those expressed in forward-looking statements, such as those contained in this press release. The forward-looking statements in this press release are qualified by risk factors identified by the Company. These risk factors, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

CONTACT
Investor Relations
Matthew P. Duffy, 212-915-0685
LifeSci Advisors, LLC
matthew@lifesciadvisors.com

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$14,341	$36,375
Accounts receivable, net	45,246	50,729
Inventory, net	8,482	7,775
Prepaid expenses and other current assets	13,311	12,617
Income tax receivable	452	1,414
Total current assets	81,832	108,910

Property and equipment, net	921	1,103
Goodwill	30,600	30,600
Intangible assets, net	132,934	169,571
Other	197	257
Total assets	$246,484	$310,441
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued expenses	$23,090	$21,343
Accrued allowances	55,739	60,961
Interest payable	10,302	10,897
Treximet Secured Notes - current	-	11,103
Credit facility - current	14,000	-
Other liabilities - current	5,869	5,224
Total current liabilities	109,000	109,528

Convertible notes - long-term	106,377	104,071
Derivative liability	314	230
Contingent consideration	1,863	2,403
Treximet Secured Notes - long-term	173,105	172,250
Credit facility - long-term	-	14,000
Arbitration award	16,797	17,522
Other liabilities - long-term	2,741	4,500
Total liabilities	410,197	424,504
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.01 par value, authorized 10,000,000 shares; no shares issued
and outstanding	-	-
Common stock, $0.01 par value, 140,000,000 shares authorized, 10,015,641
shares issued and outstanding at June 30, 2017 and December 31, 2016	100	100
Additional paid-in capital	245,713	244,309
Accumulated other comprehensive loss	(55)	(79)
Accumulated deficit	(409,471)	(358,393)
Total stockholders' deficit	(163,713)	(114,063)
Total liabilities and stockholders' deficit	$246,484	$310,441

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net revenues	$34,316	$36,746	$64,058	$69,215

Costs and operating expenses:
Cost of product sales	10,493	12,194	20,533	23,432
Selling, general and administrative expense	19,018	25,492	39,293	51,442
Research and development expense	82	2,499	610	3,427
Depreciation and amortization expense	18,215	21,062	36,762	44,726
Change in fair value of contingent consideration	(886)	(3,972)	(540)	(9,474)
Loss from disposal and impairments of assets	-	1,771	-	1,771
Restructuring costs	31	-	131	-
Total costs and operating expenses	46,953	59,046	96,789	115,324

Loss from operations	(12,637)	(22,300)	(32,731)	(46,109)

Other income (expense):
Interest expense	(9,209)	(8,937)	(18,168)	(17,961)
Change in fair value of derivative liability	270	159	(84)	6,953
Foreign currency transaction (loss) gain	-	(71)	-	67
Total other expense, net	(8,939)	(8,849)	(18,252)	(10,941)

Loss before income tax expense (benefit)	(21,576)	(31,149)	(50,983)	(57,050)
Income tax expense (benefit)	40	(10)	95	25
Net loss	(21,616)	(31,139)	(51,078)	(57,075)

Other comprehensive loss:
Unrealized gain during period, net of tax of $0 and $0, respectively	18	-	24	-
Comprehensive loss	$(21,598)	$(31,139)	$(51,054)	$(57,075)

Net loss per common share
Basic	$(2.16)	$(4.67)	$(5.10)	$(8.93)
Diluted	$(2.16)	$(4.67)	$(5.10)	$(8.93)

Weighted-average common shares outstanding:
Basic	10,016	6,669	10,016	6,391
Diluted	10,016	6,669	10,016	6,391

Reconciliation of GAAP reported net loss to adjusted EBITDA is as follows (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
GAAP net loss	$(21,616)	$(31,139)	$(51,078)	$(57,075)
Adjustments:
Interest expense	9,209	8,937	18,168	17,961
Depreciation and amortization	18,245	21,081	36,821	44,745
Income tax expense (benefit)	40	(10)	95	25
EBITDA	5,878	(1,131)	4,006	5,656
Selling, general and administrative adjustments (1)	935	2,014	1,734	3,160
Change in fair value of contingent consideration	(886)	(3,972)	(540)	(9,474)
Loss from disposal and impairments of assets (2)	-	1,771	-	1,771
Change in fair value of derivative liability	(270)	(159)	84	(6,953)
Restructuring costs	31	-	131	-
Foreign currency transaction loss (gain)	-	71	-	(67)
Adjusted EBITDA	$5,688	$(1,406)	$5,415	$(5,907)

(1)	To exclude deal costs of $261,000 and ($123,000); stock compensation expense of $658,000 and $770,000; severance expense of $1,000 and $727,000; and litigation settlement expenses of $15,000 and $640,000 for the three months ended June 30, 2017 and 2016, respectively. Also, to exclude deal costs of $268,000 and $18,000; stock compensation expense of $1.4 million and $2.2 million; severance expense of $44,000 and $1.2 million; and arbitration and litigation settlement expenses of $18,000 and ($315,000) for the six months ended June 30, 2017 and 2016, respectively.
(2)	To exclude the impairment of assets related to our cough and cold product line.